Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements: (Form S-3 No. 333-260012) of PMV Pharmaceuticals, Inc., (Form S-8 No. 333-249094) pertaining to the 2013 Equity Incentive Plan, 2020 Equity Incentive Plan and 2020 Employee Stock Purchase Plan of PMV Pharmaceuticals, Inc., (Form S-8 No. 333-256346) pertaining to the 2020 Equity Incentive Plan and 2020 Employee Stock Purchase Plan of PMV Pharmaceuticals, Inc., and (Form S-8 No. 333-262308) pertaining to the 2020 Equity Incentive Plan of our reports dated March 1, 2022, with respect to the financial statements of PMV Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of PMV Pharmaceuticals, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 1, 2022